Exhibit 99.1

News From

Buena, NJ 08310

Release Date: September 25, 2014

Contact:

Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-4379
www.igilabs.com

IGI LABORATORIES, INC. ACQUIRES EIGHTEEN FORMER

PRODUCTS FROM ASTRAZENECA

BUENA, NJ – (PRNewswire) - IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based specialty generic pharmaceutical company, today announced it has acquired the regulatory rights and related documents and records for 18 drug products from AstraZeneca, 17 of which were marketed. The acquisition includes the regulatory rights and documents for 17 injectable products and 1 suppository product. All of these products had been previously approved by the US FDA as abbreviated new drug applications (ANDAs) or new drug applications (NDAs) prior to their discontinuation or withdrawal from the market. According to IMS Health, the current addressable market in the United States for the therapeutic areas that these products were previously indicated for is estimated at $200 million as of May 2014.

Jason Grenfell-Gardner, President and CEO of IGI Laboratories, commented, "This acquisition begins the next critical phase of our growth strategy, and will enable us to expand our existing generic topical pharmaceutical platform to now include injectable products. Expanding our development and commercial focus to include injectable pharmaceutical products will leverage our existing expertise and capabilities, and broaden our platform for sustainable growth. Almost half of the products we acquired are currently listed on the US FDA shortage list, and we look forward to working closely with the US FDA to return these products to the market as soon as possible.”

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic drug development and manufacturing company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "plan," “believe," "continue", “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.